                                                                     EXHIBIT 4.4

                              AGREEMENT AND RELEASE

         This AGREEMENT AND RELEASE dated as of November 23, 1999 by and among Traian Micu ("Mr. Micu"), and CALOGIC, ("Calogic"), Alpha Semiconductor, Inc., a subsidiary of Calogic ("Alpha Semiconductor") and SIPEX Corporation ("SIPEX") (Calogic, Alpha Semiconductor and SIPEX being referred to herein collectively sometimes as the "Companies").

                                   WITNESSETH:

         WHEREAS, CAT Acquisition Corporation I, a Delaware corporation and wholly owned subsidiary of SIPEX ("Merger Sub"), Calogic, and SIPEX have entered into an Agreement and Plan of Reorganization dated as of October 21, 1999 setting forth certain terms and conditions pursuant to which Merger Sub is being merged with and into Calogic (the "Merger").

         WHEREAS, SIPEX is under no obligation to make the payments and transfers set forth in Sections 2 and 3 of this Agreement and Release; and

         WHEREAS, Mr. Micu is entering into this Agreement and Release as part of the inducement for SIPEX to make the payments as set forth in Sections 2 and 3 of this Agreement and Release.

         NOW THEREFORE, for good and valuable consideration more fully described below, the parties hereto, intending to be legally bound, agree as follows:

         1. VOIDING OF PRIOR AGREEMENTS. Mr. Micu and Alpha Semiconductor and Calogic hereby supercede and void all prior agreements and understandings between them concerning the terms and conditions of employment, compensation and/or bonus arrangements, including without limitation those contained in a certain employment agreement between Mr. Micu and Alpha Semiconductor dated November 1, 1995 and any amendments thereto (the "Employment Agreement") and those contained in a certain service contract letter between Mr. Micu and Wayne Luty dated July 7, 1997 and any amendments thereto (the "Service Contract") PROVIDED HOWEVER, this Agreement and Release will not supersede any nondisclosure and/or confidentiality agreements between Mr. Micu and the Companies.

         2. PURCHASE OF SHARES OF ALPHA SEMICONDUCTOR. SIPEX will purchase from Mr. Micu and Mr. Micu will transfer to SIPEX all right, title and interest in all of the shares (the "Alpha Shares") of the common stock of Alpha Semiconductor owned by Mr. Micu as of the date hereof. Mr. Micu represents and warrants that (i) he is the sole beneficial owner and record holder of the Alpha Shares, free and clear of any lien, pledge, hypothecation, restriction or encumbrance; (ii) he has the full right and power to sell and transfer to SIPEX the Alpha Shares, and the sale of the Alpha Shares provided for in this Agreement and Release will vest in SIPEX good, valid and marketable title to the Alpha Shares; and (iii) he is transferring all shares of the common stock of Alpha Semiconductor owned or held by him pursuant to the terms herein. After execution of this Agreement and upon payment by SIPEX of the consideration described in Section 3, Mr. Micu shall deliver the stock certificate or certificates evidencing the Alpha Shares,

                         Agreement and Release - Page 2

duly endorsed for transfer to SIPEX and/or execute any stock power to transfer the shares to SIPEX; whereupon Mr. Micu shall cease to be a stockholder of Alpha Semiconductor.

         3. PAYMENTS. SIPEX shall issue one hundred thousand (100,000) shares of its common stock, $.01 par value (the "SIPEX Shares"), to Mr. Micu as the purchase price for the Alpha Shares and consideration for the other agreements of Mr. Micu contained in this Agreement and Release. Mr. Micu acknowledges and agrees that (i) the SIPEX Shares are being acquired for his own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution thereof, nor with any present intention of distributing or selling the SIPEX Shares, (ii) the SIPEX Shares may not be sold without registration under the Securities Act of 1933, as amended, or an exemption therefrom, (iii) prior to his acquisition of the SIPEX Shares he has had the opportunity to ask questions of and receive answers from representatives of SIPEX concerning the finances, operations and business of SIPEX, and (iv) he is and has at all relevant times been capable of evaluating the merits and risks of the acquisition of the Shares and can afford a complete loss of his investment therein. SIPEX and Mr. Micu agree that Mr. Micu will become a party to that certain Registration Rights Agreement to be executed by SIPEX in connection with the Merger and for purpose of that Agreement, the SIPEX Shares shall be treated as Merger Shares.

         4. EMPLOYMENT AT WILL. Mr. Micu understands and agrees that neither this Agreement and Release nor any other document or representation regarding employment with the Companies constitutes an implied or written employment contract for employment with the Companies for a specified term.

         5. RELEASE. Notwithstanding the provisions of Section 1542 of the California Civil Code, in exchange for the consideration set forth in this Agreement and Release and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mr. Micu, on behalf of himself and his representatives, agents, estate, heirs, executors, successors and assigns (collectively and individually the "Releasor") absolutely and unconditionally hereby remises, releases and forever discharges Calogic and its predecessors, successors (including without limitation SIPEX), parents, investors, subsidiaries (including, without limitation, Alpha Semiconductor), divisions, affiliates, assigns and insurers as well as its and their present and former officers, directors, members, shareholders, employees, attorneys, partners, representatives and/or agents, both individually and in their official capacities (collectively and individually the "Releasees"), of and from any and all debts, demands, actions, causes of action, covenants, contracts, damages, claims, rights, liabilities, suits, sums, accounts, complaints, obligations, agreements, promises, charges, dues, costs, expenses, controversies and judgments, of every kind and nature whatsoever, both at law and in equity, existing or contingent, known or unknown, suspected or unsuspected arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date Mr. Micu signs this Agreement and Release, including, without limitation: (i) any and all claims that arise out of, relate to or concern any agreements Mr. Micu may have concerning his employment or otherwise, including the Employment Agreement including without limitation, any bonus and/or other compensation arrangements and/or Mr. Micu's employment with or change in employment status with Alpha Semiconductor and/or Calogic; (ii) any and all claims that arise out of, relate to or concern the relationship between Mr. Micu and the Companies, including without limitation those arising out

                         Agreement and Release - Page 3


of Mr. Micu's status as a director, officer, shareholder, employee or partner (including, but not limited to, all claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests, vacation or time off pay, fringe benefits, expense reimbursements, severance pay, or any other form of severance); (iii) any and all claims based on any federal, state or local law, constitution or regulation regarding either employment or employment discrimination and/or retaliation including, without limitation, those laws or regulations concerning discrimination on the basis of race, color, age, handicap, physical or mental disability, creed, religion, sex, sex harassment, sexual orientation, marital status, national origin, ancestry, veteran status, military service and/or application for military service including, but not limited to, the federal Civil Rights Act of 1964, as amended, the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967, as amended, the California Fair Employment and Housing Act, as amended; and (iv) any and all claims based on any contract, whether oral or written, express or implied, any tort; (including, without limitation, fraud or violation of securities laws), promissory estoppel and/or any other statutory or common law claim of any nature whatsoever . This provision is intended by the parties hereto to be all-encompassing and to act as a full and total release of any claims, whether specifically enumerated herein or not, that the Releasor has, may have or has had against the Releasees, from the beginning of the world to the date of this Agreement and Release.

         (b) Mr. Micu hereby expressly waives any and all rights and benefits conferred upon him by the provisions of Section 1542 of the California Civil Code and expressly consents that this Agreement and Release shall be given full force and effect according to each and all of its express terms and provisions, including as well, those related to unknown and/or unsuspected claims, if any, as well as those relating to any other claims specified in this Agreement and Release. Section 1542 provides as follows:

         "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

         Mr. Micu further represents that he understands and acknowledges the significance and consequence of such release as well as the specific waiver of
Section 1542.

         6. SETTLEMENT OF AMOUNTS DUE. Mr. Micu accepts the consideration provided for in this Agreement and Release as full, complete and unconditional payment, settlement, satisfaction and/or accord with respect to the sale of his securities and any and all obligations and liabilities of the Releasees to the Releasor, and with respect to all claims that could be asserted by Releasor against the Releasees, including, without limitation, all potential claims for wages, salary, commissions, bonuses, draws, incentive pay, deferred compensation, stock and/or stock options, severance pay, vacation pay, attorneys' fees, compensatory damages, exemplary damages, payment(s), expenses and/or other compensation or benefits of any kind.

         7.       REPRESENTATIONS AND GOVERNING LAW.

                  (a) This Agreement and Release represents the complete and sole understanding between the parties and supersedes any and all other agreements and

                         Agreement and Release - Page 4

understandings, whether oral or written including, specifically, without limitation, the Employment Agreement and the Service Contract, PROVIDED, HOWEVER, that nothing in this Agreement and Release will affect the confidentiality and/or nondisclosure agreements between Mr. Micu and the Companies, each of which shall remain in full force and effect in accordance with their respective terms.

                  (b) Mr. Micu may not assign any of his rights or delegate any of his duties or obligations under this Agreement and Release. The rights and obligations of the Companies under this Agreement and Release shall inure to the benefit of the successors and assigns of each of the Companies.

                  (c) This Agreement and Release may not be modified, altered or amended except upon the express written consent of the Companies. The language of all parts of this Agreement and Release shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any of the parties. If any provision of this Agreement and Release, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Agreement and Release are declared to be severable.

                  (d) This Agreement and Release shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof.

                  (e) MR. MICU ACKNOWLEDGES THAT HE HAS READ THE FOREGOING AGREEMENT AND RELEASE, FULLY UNDERSTANDS THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND RELEASE AND HE IS VOLUNTARILY EXECUTING THE SAME. MR. MICU ACKNOWLEDGES THAT HE WAS INFORMED AND UNDERSTANDS THAT THIS AGREEMENT AND RELEASE CONTAINS A GENERAL RELEASE OF ALL CLAIMS KNOWN OR UNKNOWN WHICH HE MAY BRING AGAINST THE COMPANIES. IN ENTERING INTO THIS AGREEMENT AND RELEASE, MR. MICU ACKNOWLEDGES THAT HE IS NOT RELYING ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANIES NOT EXPRESSLY SET FORTH HEREIN.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                         Agreement and Release - Page 5


         IN WITNESS WHEREOF, the undersigned have executed this Agreement and Release on the date first above written.


Witness: /s/ Alima Micu                 /s/ Traian Micu
        ---------------------------     ----------------------------------------
Name:                                   Name:


                                        COMPANIES:

                                        SIPEX CORPORATION


                                        By: /s/ James E. Donegan
                                           -------------------------------------
                                        Name:
                                        Title:


                                        CALOGIC


                                        By: /s/ Manuel Del Arroz
                                           -------------------------------------
                                        Name: Manuel Del Arroz
                                        Title: President


                                        ALPHA SEMICONDUCTOR, INC.


                                        By: /s/ Manuel Del Arroz
                                           -------------------------------------
                                        Name: Manuel Del Arroz
                                        Title: President